Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement (No. 333-119338) on Form S-1 of Grant Park Futures Fund Limited Partnership of our reports dated January 31, 2007 relating to our audits of the financial statements of Grant Park Futures Fund Limited Partnership and the statement of financial condition of Dearborn Capital Management, LLC, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to our firm under the captions “Selected Consolidated Financial Data” and “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois

March 2, 2007

McGladrey & Pullen, LLP is a member firm of RSM International –

an affiliation of separate and independent legal entities.